As filed with the Securities and Exchange Commission on April 12, 2022

Registration Nos. 333-256609

333-238796

333-204519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-256609

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-238796

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-204519

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Houghton Mifflin Harcourt Company

(Exact name of registrant as specified in its charter)

Delaware	27-1566372
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 High Street

Boston, Massachusetts 02110

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (617) 351-5000

Amended and Restated Houghton Mifflin Harcourt Company Employee Stock Purchase Plan

Amended and Restated 2015 Omnibus Incentive Plan

Houghton Mifflin Harcourt Company Employee Stock Purchase Plan

Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan

(Full titles of plans)

William F. Bayers, Esq.

Executive Vice President, General Counsel, and Secretary

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

(617) 351-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Presutti

Milbank LLP

55 Hudson Yards

New York, NY 10001

(212) 531-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Houghton Mifflin Harcourt Company, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-256609, filed on May 28, 2021, registering 2,400,000 Shares, issuable pursuant to the Amended and Restated Houghton Mifflin Harcourt Company Employee Stock Purchase Plan;

•	Registration Statement No. 333-238796, filed on May 29, 2020, registering 3,630,000 Shares, issuable pursuant to the Amended and Restated 2015 Omnibus Incentive Plan; and

•

Registration Statement No. 333-204519, filed on May 29, 2015, registering 18,519,547 Shares, consisting of: (i) 1,300,000 Shares issuable pursuant to the Houghton Mifflin Harcourt Company Employee Stock Purchase Plan (Amended and Restated Effective May 14, 2021); and (ii) 17,219,547 Shares issuable pursuant to the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan (Amended and Restated Effective May 19, 2020).

On April 7, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 21, 2022 (as amended), by and among the Registrant, Harbor Holding Corp., a Delaware corporation (“Parent”), and Harbor Purchaser Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on April 7, 2022, NASDAQ filed a Form 25 to delist the Registrant’s Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 12, 2022.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, General Counsel, and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.